Exhibit 4.2

EXECUTION VERSION

THIS PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.

PROMISSORY NOTE

US$4,500,000	January 31, 2019

FOR VALUE RECEIVED, the undersigned, EGALET CORPORATION, a Delaware corporation (the “Company”), hereby promises, subject to the terms and conditions hereof, to pay to the order of IROKO PHARMACEUTICALS, LLC (together with any successors and/or assigns, the “Holder”), in lawful money of the United States of America and in immediately available funds, the principal amount of US$4,500,000 (such amount, or such lesser or greater principal amount owed from time to time, the “Principal Amount”), plus all interest on the unpaid Principal Amount hereof pursuant to Section 1.  This Note is being issued by Company to the Holder on behalf of the Buyer pursuant to the terms of that certain Asset Purchase Agreement, dated as of October 30, 2018, by and among the Company and Iroko Pharmaceuticals, Inc., a business company incorporated in the British Virgin Islands (“Iroko”), as amended by Amendment No. 1, dated as of January 30, 2019, and Amendment No. 2, dated as of January 31, 2019 (the “Purchase Agreement”).  Capitalized terms used herein but not defined in this Note shall have the meanings assigned to them in the Purchase Agreement.

1.                                      Payments and Interest

(a)                                 Payments.  The Principal Amount of this Note shall be due and payable on the dates set forth and in accordance with Schedule A hereto.  For the avoidance of doubt, the outstanding Principal Amount, plus any Principal Increases (defined below), plus any accrued and unpaid interest, shall be due and payable on July 31, 2020 (the “Maturity Date”). All payments hereunder shall be made in lawful money of the United States in immediately available funds without notice or demand for the account of the Holder to an account designated in writing by the Holder at least five (5) business days prior to the applicable payment date.

(b)                                 Interest.  Interest shall accrue on the Principal Amount and on any Principal Increases at a rate per annum equal to 8.0% from the date hereof until the repayment in full of the Principal Amount plus any Principal Increases plus any additional accrued and unpaid interest which shall be payable by increasing the principal amount of this Note at the Maturity Date.  Interest on this Note shall be calculated based on a 360-day year and shall be paid semi-annually on June 30 and December 31 of each year by increasing the Principal Amount of this Note (any such increase, a “Principal Increase”) by an amount equal to the interest accrued on the Principal Amount during such semi-annual period.

(c)                                  Prepayment.  This Note may be prepaid at any time in whole or in part without premium or penalty.

2.                                      Existence.  The Company agrees for the benefit of the Holder that it will maintain and preserve its existence until its obligations under this Note have been paid in full; provided that the Company may merge with any of its subsidiaries or any entity owning its equity securities so long as the Company is the surviving entity of such merger.

3.                                      Events of Default.

(a)                                 The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:

(i)                                     the Company defaults in the payment of any principal of, or interest on, this Note when the same becomes due and payable, upon acceleration, or otherwise;

(ii)                                  the Company fails generally to pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors, or any proceeding is instituted by or against the Company seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against the Company such proceeding shall not be stayed or dismissed within sixty (60) days from the date of institution thereof; or

(iii)                               an event of default has occurred and is continuing under any other material indebtedness of the Company and such event of default has resulted in the acceleration of such other material indebtedness.

(b)                                 Acceleration.  Upon the occurrence of an Event of Default (unless such Event of Default has been waived by the Holder), the Holder,  shall be entitled to do any of the following:

(i)                                     by written notice to the Company (an “Acceleration Notice”), declare the entire unpaid principal of and accrued interest on this Note to be immediately due and payable (and the same shall forthwith become due and payable without presentment, demand, protest or notice of any kind other than the Acceleration Notice, all of which the Company hereby expressly waives to the extent permitted by applicable law);

(ii)                                  upon written notice to the Company, set off all or any portion of the unpaid principal under this Note against any indebtedness owed by the Holder to the Company; and

(iii)                               exercise any right or combination of rights which may be available to the Holder at law or in equity or to which the Holder is entitled under this Note.

provided, that, if an Event of Default specified in Section 4(a)(ii) occurs, all outstanding principal of and accrued and unpaid interest on this Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder.

(c)                                  Remedies Cumulative.  A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  After the occurrence and during the continuance of an Event of Default, the rights, remedies and powers of the Holder, as provided in this Note, are cumulative and concurrent, and may be pursued singly, successively or together against the Company to secure the repayment hereof, all at the sole discretion of the Holder.

4.                                      Maximum Rate.  Notwithstanding anything to the contrary herein, the Company’s obligations to the Holder with respect to the payment of interest hereunder are subject to the limitation that payments of interest and late charges to Holder shall not be required to the extent that receipt of any such payment by the Holder would be contrary to provisions of applicable law limiting the maximum rate of interest that may be charged or collected by the Holder.  The portion of any such payment received by the Holder that is in excess of the maximum interest permitted by applicable law shall be credited against the then outstanding amount of the principal of this Note, or if such excess portion exceeds the then outstanding amount of the principal of this Note, then such excess portion shall be refunded to the Company.  In determining whether the interest contracted for, charged or received by Holder exceeds such maximum rate, Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

5.                                      Automatic Cancellation.  In the event that the outstanding principal amount due hereunder has been reduced to zero dollars ($0.00), whether by prepayment, set-off or otherwise, then this Note shall automatically be canceled and of no further force and/or effect.

6.                                      Set-off.  Except as set forth in the Purchase Agreement, and notwithstanding any other provision of this Note to the contrary, the Company shall not be entitled to set off any amounts due hereunder, and all payments by the Company under this Note shall be made without set-off, recoupment, deduction or counterclaim other than pursuant to the Purchase Agreement and be without any deduction or withholding for any taxes or fees of any nature, unless the obligation to make such deduction or withholding is imposed by law.

7.                                      Tax Treatment.  The parties agree that the rights of the Holder to payments under this Note are intended to be treated as deferred purchase price received by the Holder in connection with the Purchase Agreement, which is eligible for installment sale treatment under Section 453 of the Internal Revenue Code of 1986, as amended (the “Code”) and any corresponding provision of foreign, state or local law, as appropriate; provided, that, the parties agree that payments of interest on this Note shall be treated as interest for all income tax purposes.

8.                                      Legend.  THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES.  THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO THE CHIEF EXECUTIVE OFFICER OF THE COMPANY AT 600 LEE ROAD, SUITE 100, WAYNE, PENNSYLVANIA 19087.

9.                                      Registered Form.  Notwithstanding any other provision of this Note, the parties intend that this Note be issued in “registered form” within the meaning of Sections 163(f) and 881(c)(2)(B) of the Code.  Any transfer by Holder of an interest in this Note shall be accomplished only through (a) the surrender of this Note to Company and (b) either the reissuance by Company of this Note to Holder’s transferee or the issuance by Company of one or more substitute notes, to Holder and/or one or more of its transferees, as the case may be.

10.                               Amendment and Waiver.

(a)                                 Consent Required.  This Note may be amended and compliance hereunder waived (either generally or in a particular instance and either retroactively or prospectively), upon the agreement of (i) the Company and (ii) the Holder, which agreement shall be in writing and shall be effective only in the specific instance and for the specific purpose for which given.

(b)                                 Effect of Amendment or Waiver.  Any amendment or waiver shall be binding upon the Holder, upon each future holder of this Note and upon the Company, whether or not this Note shall have been marked to indicate such amendment or waiver.  No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

11.                               Company’s Right of Set-Off.  By accepting and holding this Note (or any beneficial interest in this Note), the Holder accepts, agrees and acknowledges that all payments required to be made by the Company pursuant to this Note (collectively, “Subject Payments”) are subject in all respects to the recoupment and/or set off rights and obligations set forth in Section 6.6 (Right to Set-Off) and Section 6.9 (Recoupment) (collectively, the “Setoff Rights”) of the Purchase Agreement.  The foregoing Setoff Rights shall expire on the Business Day immediately following the Maturity Date in accordance with the terms of the Purchase Agreement.  Solely for purposes of the Setoff Rights until the Business Day immediately following the Maturity Date, this Note, the Purchase Agreement (including the schedules and exhibits hereto and the documents and instruments referred to therein that are to be delivered at the Closing) and the Ancillary Agreements (as defined in the Purchase Agreement) shall constitute a “single integrated agreement,” and the transactions contemplated thereby shall constitute a “single integrated transaction,” in each case for purposes of recoupment.

12.                               Replacement Notes.  If a mutilated Note is surrendered to the Company or if the Holder presents evidence to the reasonable satisfaction of the Company that this Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement note of like tenor if the requirements of the Company for such transactions are met.  An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer.

13.                               Severability.  Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

14.                               Notices.  All notices, consents, and waivers provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, electronic mail or reputable courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to the Company, to:

Egalet Corporation

600 Lee Road, Suite 100

Wayne, Pennsylvania 19087

Attention: Robert Radie, Chief Executive Officer

E-mail:  rradie@egalet.com

with a copy (which shall not constitute notice) to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, New York 10036

Attention:  David S. Rosenthal, Esq.

E-mail:  david.rosenthal@dechert.com

If to the Holder, to:

Iroko Pharmaceuticals, LLC

c/o CR Group LP

1050 Walnut St., Suite 201

Boulder, CO 80302

Attn: Iroko directors

E-mail: gmonroe@crglp.com

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP
815 Connecticut Avenue, N.W.
Washington, DC 20006-4078
Attn: Marc R. Paul
E-mail: marc.paul@bakermckenzie.com

All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; four business days after being deposited in the mail, postage prepaid, if mailed; and on the next business day, if timely delivered to a reputable courier guaranteeing overnight delivery or sent via electronic mail.

15.                               Successors; Assignment.

(a)                                 This Note shall be binding upon and shall inure to the benefit of the Holder and the Company and their respective successors and permitted assigns.  No party may assign, delegate or otherwise transfer this Note or any of such party’s rights, interests or obligations hereunder without the prior written consent of the other party hereto, and any attempt to do so will be null and void ab initio; provided, that (i) the Company may assign its rights hereunder to its financing sources as collateral; and (ii) the Holder may (x) assign this Note to any of its Affiliates, (y) assign this Note to any Company Lender, as collateral, and (z) assign this Note in connection with the sale of all or substantially all of the assets of the Holder (with the written consent of Company (which consent shall not be unreasonably withheld, delayed or conditioned, it being understood and agreed that withholding consent in respect of any such assignment to any Person that is directly engaged in substantially similar business operations as the Company or its subsidiaries is reasonable).

(b)                                 In order to effect a transfer of this Note permitted hereunder, the Holder shall surrender such Note at the principal office of the Company for transfer or exchange, whereupon, and without expense to the Holder, except for any transfer or similar tax which may be imposed on the transfer or exchange, the Company shall issue in exchange therefor another note or notes for the same aggregate principal amount as the unpaid principal amount of this Note (including, for the avoidance of doubt, any interest added to the then outstanding principal amount of this Note in accordance with the terms herein), having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note so surrendered.  Each new Note shall be made payable to the order of such Person or Persons, or transferees, as the holder of such surrendered Note may designate in accordance with the terms hereof, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.  Notwithstanding anything to the contrary contained herein, the Company may elect not to permit a transfer of this Note if it has not obtained satisfactory assurance that such transfer: (a) is exempt from the registration requirements of, or covered by an effective registration statement under, the Securities Act of 1933, as amended, and the rules and regulations thereunder and (b) is in compliance with all applicable state securities and “blue-sky” laws, including, without limitation, receipt of an opinion of counsel, which opinion shall be satisfactory to the Company.  Any transfer or attempted transfer of this Note in violation of any provision of this Note shall be void, and the Company shall not have any obligation to treat any such purported transferee of this Note as the owner or the holder of this Note for any purpose.

16.                               WAIVER OF JURY TRIAL.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES HEREBY CERTIFIES THAT NEITHER THE OTHER PARTY NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL.  FURTHER, EACH OF THE PARTIES ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS NOTE.

17.                               Costs of Enforcement.  The Company is obligated to pay the costs of enforcement of this Note (including the reasonable fees and expenses of counsel) incurred by or on behalf of the Holder.

18.                               Waiver of Notice, etc.  The Company hereby waives presentment, notice of dishonor or acceleration (except with respect to the Acceleration Notice), protest and notice of protest, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

19.                               Headings; Rules of Construction.  The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof. The terms “including” and “include” shall mean “including, without limitation”.  All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions, (b) any document, instrument or agreement includes any amendments, restatements, supplements, amendment and restatements, waivers, refundings, and other modifications, extensions, replacements and renewals thereof (to the extent permitted by the terms hereof), and (c) a Person shall include his/her/its respective successors and permitted assigns.

20.                               GOVERNING LAW.  THIS NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OR ANY CHOICE OF LAW OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

21.                               JURISDICTION. THE COMPANY AND THE HOLDER, BY ITS ACCEPTANCE OF THIS NOTE, CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (AND IF SUCH COURT SHALL BE UNAVAILABLE, ANY COURT OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF THE STATE OF DELAWARE) AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE LITIGATED ONLY IN SUCH COURTS.  THE COMPANY AND THE HOLDER, BY ACCEPTANCE OF THIS NOTE, ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, and the Holder has caused this Note to be duly acknowledged, as of the date set forth below.

EGALET CORPORATION

By:	/s/ Robert S. Radie
Name: Robert S. Radie
Title: CEO

[Signature Page to Interim Payment Note]

Accepted by the Holder as of
the date first written above:

IROKO PHARMACEUTICALS, LLC

By:	/s/ Todd Smith
Name: Todd Smith
Title: CEO

[Signature Page to Interim Payment Note]

Schedule A

Amortization Schedule

Date	Payment Amount
January 31, 2020	$375,000
February 29, 2020	$375,000
March 31, 2020	$375,000
April 30, 2020	$375,000
May 31, 2020	$375,000
June 30, 2020	$375,000
July 31, 2020	outstanding Principal Amount plus any Principal Increases plus accrued and unpaid interest thereon